Exhibit 10.24

LIGAND PHARMACEUTICALS INCORPORATED

DIRECTOR COMPENSATION AND STOCK OWNERSHIP POLICY

(Amended and Restated Effective June 1, 2011)

I. DIRECTOR COMPENSATION

Non-employee members of the board of directors (the “Board”) of Ligand Pharmaceuticals Incorporated (the “Company”) shall be eligible to receive cash and equity compensation effective as of June 1, 2011, as set forth in this Director Compensation Policy. The cash compensation and stock awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or stock awards, unless such Independent Director declines the receipt of such cash compensation or stock awards by written notice to the Chairman of the Board. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

1. Cash Compensation.

(a) Annual Retainer. Each Independent Director shall be eligible to receive an annual retainer of $45,000 for service on the Board. In addition, an Independent Director serving as:

(i) chairman of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service;

(ii) chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service;

(iii) members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000 for such service;

(iv) chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;

(v) members (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $6,000 for such service;

(vi) chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $8,000 for such service; and

(vii) members (other than the chairman) of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $4,000 for such service.

(b) Payment of Cash Compensation. Annual retainer fees shall be paid after each annual meeting of the Company’s stockholders in advance for the upcoming year of service and shall be prorated for the period of the year served for Independent Directors who are elected or appointed to the Board at a time other than the date of the annual meeting of the Company’s stockholders; provided, however, that an Independent Director may elect in writing prior to the date of an annual meeting to receive all or a portion of his annual retainer fee in the form of such number of fully vested shares of the Company’s common stock as is equal to (i) the amount of the annual retainer the Independent Director has elected to receive in the form of shares of the Company’s common stock, divided by (ii) the closing price per share of the Company’s common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) on the date of the annual meeting; provided, however, that for the two year period commencing June 1, 2011, at least fifty percent (50%) of each Independent Director’s annual retainer fees shall be paid in the form of fully vested shares of the Company’s common stock, subject to any greater election by such Independent Director. Such shares shall be issued automatically on the date of the annual meeting pursuant to the Company’s 2002 Stock Incentive Plan (the “2002 Plan”). Committee retainer fees shall also be paid annually after each annual meeting of the Company’s stockholders in advance for the upcoming year of service and shall be prorated for any partial quarters served for Independent Directors who serve on a committee for the period of the year served for Independent Directors who are elected or appointed to a committee at a time other than the date of the annual meeting of the Company’s stockholders.

2. Equity Compensation. The Independent Directors shall be granted the following stock awards. The stock awards described below shall be granted under and shall be subject to the terms and provisions of the 2002 Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board.

(a) Initial Stock Awards. A person who was initially elected or appointed to the Board on or after April 16, 2009, and who was or is an Independent Director at the time of such initial election or appointment, shall be eligible to receive the following stock awards on the date of such initial election or appointment (each, an “Initial Stock Award”):

(i) a restricted stock grant of 1,666 shares of common stock (subject to adjustment as provided in the 2002 Plan); and

(ii) a stock option to purchase 5,000 shares of common stock (subject to adjustment as provided in the 2002 Plan).

(b) Subsequent Stock Awards. A person who is an Independent Director automatically shall be eligible to receive the following stock awards on the date of each annual meeting of the Company’s stockholders on or after June 1, 2011 (each, a “Subsequent Stock Award”):

(i) an award of 2,925 restricted stock units (subject to adjustment as provided in the 2002 Plan); and

(ii) a stock option to purchase 7,335 shares of common stock (subject to adjustment as provided in the 2002 Plan).

An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Restricted Stock grant in connection with such election, and shall not receive a Subsequent Restricted Stock grant on the date of such meeting as well. The stock awards described in this clause shall be referred to as “Subsequent Stock Awards.”

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the

Board will not receive any Initial Stock Awards pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Stock Awards as described in clause 2(b) above.

(d) Vesting of Stock Awards Granted to Independent Directors.

(i) Initial Stock Awards granted hereunder shall vest in three (3) equal annual installments on each of the first three (3) anniversaries following the date of grant, subject to the director’s continuing service on the Board through each such vesting date.

(ii) Subsequent Stock Awards granted hereunder shall vest on the first anniversary of the date of grant, subject to the director’s continuing service on the Board through each such vesting date.

(iii) Any stock awards granted hereunder shall vest in full in the event of a Change in Control or a Hostile Take-Over (each as defined in the 2002 Plan) to the extent the director is serving on the Board at the time of such transaction or in the event a director ceases to serve on the Board by reason of death or Permanent Disability as defined in the 2002 Plan.

(iv) Any unvested stock awards will be forfeited to the Company in the event a director ceases to serve on the Board prior to the vesting of such shares.

(e) Effect of Termination of Board Service on Stock Options. A director shall be able to exercise his or her stock options that were vested at the time of his or her cessation of Board service until the first to occur of (A) the third anniversary of the date of his or her cessation of Board service, or (B) the original expiration date of the term of such stock options.

(f) Term of Stock Options. Each stock option granted hereunder shall have a term of ten (10) years measured from the date of grant.

(g) Exercise Price of Stock Options. The exercise price per share of any stock options granted hereunder shall be equal to one hundred percent (100%) of the Fair Market Value (as defined in the 2002 Plan) of the common stock on the date of grant.

II. DIRECTOR STOCK OWNERSHIP GUIDELINES

Independent Directors are expected to own and hold shares of the Company’s common stock with a value equal to three times the annual cash retainer for service as an Independent Director (without regard to any retainers paid for committee service or service as chairman of the Board). The stock ownership level should be achieved by each Independent Director on or before April 30, 2014 or, if later, within three years after the Independent Director’s first appointment to the Board.

Stock that counts toward satisfaction of these guidelines include: shares of common stock owned outright by the Independent Director and his or her immediate family members who share the same household, whether held individually or jointly; restricted stock where the restrictions have lapsed; shares acquired upon stock option exercise; shares purchased in the open market; and shares held in trust for the benefit of the Independent Director or his or her family. Restricted stock units, which represent the right to receive shares, do not count towards satisfaction of these guidelines. Shares held in trust may be included. Due to the complexities of trust accounts, requests to include shares held in trust should be submitted to the Secretary of the Company and the Chairman of the Board will make the final decision as to whether to include those shares.

An Independent Director will be deemed to be in compliance with these guidelines if the Fair Market Value (as defined in the 2002 Plan) of the shares of the Company’s common stock held by such Independent Director on any date prior to the deadline for his or her compliance equals or exceeds the required multiple of his or her annual cash retainer. After meeting the requirements set forth in these guidelines, any subsequent decreases in the market value of the Company’s common stock shall not be considered, so long as the Independent Director continues to hold at least the same number of shares of the Company’s common stock as he or she did when the guidelines were first met or exceeded by such Independent Director.

The guidelines may be waived for Independent Directors, at the discretion of the Board, if compliance would create hardship or prevent an Independent Director from complying with a court order, as in the case of a divorce settlement.

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